EMPLOYMENT AGREEMENT

      THIS AGREEMENT is made and entered into as of the 8th day of October, 1997, by and among Business Loan Center, Inc., a Delaware corporation with offices at 645 Madison Avenue, New York, N.Y., ("Company" or "BLC") and Jennifer Napier residing at 50 West 72nd Street, New York, N.Y. ("Executive").

      WHEREAS, the Company is a wholly owned subsidiary of BLC Financial Services, Inc., a Delaware Corporation ("Financial") with an office at 645 Madison Avenue, New York, New York; and

      WHEREAS, Company is in the business of originating, underwriting and processing commercial loans, including but not limited to loans that fall within the parameters of the 7(a) Program of the U.S. Small Business Administration ("7(a) Loans") and loans that fall within the parameters of the Department of Agriculture's Rural Development guaranteed loan program ("B & I Loans"), which loans are funded by or through Financial or its subsidiaries, including Business Loan Center, Inc. a Delaware Corporation ("BLC"), BLC Commercial Capital Corporation, a Florida Corporation and BLC Capital Corporation, a Delaware corporation; and

      WHEREAS, Company originates, underwrites and processes the aforementioned commercial loans exclusively for Financial and its subsidiaries, Business Loan Center, Inc. ("BLC"), BLC Commercial Capital Corp. ("Commercial"), BLC Capital Corp. ("Capital") and any other subsidiaries or affiliates that may hereafter be formed; and

      WHEREAS, Executive has been employed by the Company and Financial since 1994; and

      WHEREAS, Executive's experience as set forth above is of great value to the Company, Financial and its other subsidiaries; and

      WHEREAS, Company desired to employ Executive for the Term set forth herein and Executive desires to accept such employment on an exclusive basis; and

      WHEREAS, in view of Executive's experience and anticipated services for Company, Executive acknowledges the necessity and reasonableness of her covenant against disclosure of trade secrets of, and unfair competition with, Company and restrictions on his future business activities;

      NOW, THEREFORE, in consideration of the premises and mutual promises set forth herein, Company, Financial and Executive agree as follows:

      (a) Employment and Term.

            Company shall employ Executive for a period of five (5) years, commencing on the effective date hereof and ending September 30, 2002: ("Initial Period"), subject to the termination provisions hereinafter set forth. This Agreement shall be automatically deemed extended for additional successive one-year periods, unless Financial or Executive notifies the other at least 90 days prior to the end of the Initial Period or any extension thereof, that it or she does not wish to extend the Agreement.

      (b) Compensation.

            (i) As compensation for Executive's performance of all required services hereunder, and conditioned upon her full, faithful and diligent performance of all promises and undertakings herein, Company shall pay to Executive the sum of:

                  (a) For the first year of the term - One Hundred Thousand Dollars ($100,000) per year. Said compensation shall be payable in bi-weekly installments, or in accordance with Company's regular payroll practices for other senior executives of Financial and BLC.

                  (b) For the second year of the term - One Hundred Twenty Five Thousand Dollars ($125,000) per year. Said compensation shall be payable in biweekly installments, or in accordance with Company's regular payroll practices for other senior executives of Financial and BLC.

                  (c) For the third year of the term - One Hundred Fifty Thousand Dollars ($150,000) per year. Said compensation shall be payable in bi-weekly installments, or in accordance with Company's regular payroll practices for other senior executives of Financial and BLC.

                  (d) For the fourth and fifth years of the term - One Hundred Seventy Five Thousand Dollars ($175,000) per year. Said compensation shall be payable in bi-weekly installments, or in accordance with Company's regular payroll practices for other senior executives of Financial and BLC.

            (ii) All payments to be made by Company to Executive hereunder shall be subject to such tax, FICA or other deductions or withholdings as Company shall be required to make by law


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

or which Company uniformly makes as a matter of policy from compensation paid to other employees.

            (iii) As further compensation for Executive's performance of all required services hereunder, and conditioned upon his full, faithful and diligent performance of all promises and undertakings herein, Executive shall be granted options to purchase 100,000 shares of the $.01 par value common stock of Financial, pursuant to the Option Agreement annexed as Exhibit I.

            (iv) From time to time, Financial's Board of Directors may elect to increase Executive's compensation hereunder, and to grant bonuses and stock options for Financial stock to Executive based on the Company's, Financial's and Executive's performance.

            (v) During the term of the Executive's employment hereunder, employee benefits, including medical insurance, will be provided to Executive in accordance with programs at BLC then available to the BLC's executive employees. The Executive also shall be entitled to participate in all the Company's and the Financial's profit sharing, pension, retirement, deferred compensation and savings plans, as the same may be amended and in effect from time to time, at levels and having interests commensurate with all of Company's and the Financial's executive employees.

            (viii) Executive shall be entitled to reasonable periods of vacation, not to exceed four (4) weeks each year, to be taken at time or times which do not unreasonably interfere with the performance of her duties hereunder.

      (c) Office, Title and Duties.

            Executive shall be Company's Treasurer and Chief Financial Officer, the Treasurer and Chief Financial Officer of Financial and Capital & Commercial. Executive will devote all of her skill, knowledge and working time (except for (i) reasonable vacation time and absence for sickness or similar disability and
(ii) to the extent that it does not interfere with the performance of the Executive's duties hereunder, such reasonable time as may be devoted to service on boards of directors of civic organizations, civic board of fulfillment of other civic responsibilities) to the conscientious performance of the duties of such positions. Executive may retain whatever capital stock of any publicly traded company she owns as of the date hereof, Executive shall not acquire after the date hereof the outstanding capital stock of any publicly traded company that competes with the Company nor have any financial interest in any privately held business, company, or investment, that competes with Company without the prior written consent of Financial. Executive shall exercise all powers and duties consistent with her position, as well as such powers and duties as may be delegated or assigned to him from time to time by the Board of Directors of Company and/or Financial. Executive, without additional compensation, will, if requested, serve as an officer and/or director, of Company, Financial, Commercial, BLC, Capital and/or any hereinafter formed subsidiaries, if she is so elected or designated. Executive agrees to discharge the above-described powers and duties in a diligent and professional manner and shall render such other services as may be requested from time to time by the Board of Directors of Company and/or Financial upon


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

reasonable advance notice. Executive shall use her best efforts to operate the Company in a profitable manner and maximize the profits generated by the Company, Financial, Commercial, BLC and Capital. Executive agrees to travel as reasonably required in performing her functions hereunder. The duties and obligations of Executive as set forth hereinabove and elsewhere in the Agreement are collectively referred to as Duties. BLC, Financial, Commercial, Capital and any later formed subsidiaries of Financial are sometimes hereinafter referred to as Affiliates.

      (d) Covenants Against Disclosure of Trade Secrets and
          Unfair Competition; Non-Competition

      To preserve for Company and its Affiliates the benefit of the goodwill and ongoing value of Company's and Affiliates' businesses, Executive covenants and agrees to deliver promptly to Company upon termination of her employment by Company, or at any other time Company may so request, all memoranda, notes, records, reports, mailing lists, customer lists, databases and other documents (and all copies thereof) relating to Company's business, which Executive obtained from the Company or Affiliates while serving or acting on behalf of Company or Affiliates.

            During the term of the Agreement and for two years after a termination of the Agreement pursuant to paragraph (f) (i) herein below (the "Non-Competition Term"), in order to preserve the goodwill and ongoing business value of Company and Affiliates, and in view of Executive's experience and access to unique and proprietary information of the current and proposed business activities of Company and Affiliates, Executive will not directly or indirectly:

            (i) Disclose to any third party any of Company's or Affiliates' trade secrets as they exist from time to time, or any of Company's or Affiliates' confidential information, including, but not limited to, loan sources, mail lists, customer lists, databases, loan underwriting criteria and procedures, loan administration procedures, sources of finance, loan sales and securitization procedures, confidential technical information, confidential information concerning loan procurement or sales activities or procedures, promotion or pricing techniques, or credit or financial data, including confidential data concerning customers or business relationships of Company or Affiliates (collectively, "Confidential Information"), nor under any circumstances will Executive use any of such Confidential Information for her own purposes or for the benefit of any firm, corporation or other person, except Company or Affiliates. The foregoing restriction shall be inapplicable to any Confidential Information which becomes generally available to the public other than as a result of a disclosure by Executive. Additionally, the foregoing restriction shall not apply if the Executive is compelled to disclose the Confidential Information by a regulatory body or court order. Furthermore, the foregoing restriction shall be inapplicable to any Confidential Information which becomes generally available to the public other than as a result of a disclosure by Executive, and to any information, knowledge, expertise or experience Executive possessed before becoming employed by the Company.

            (ii) Attempt to divert, solicit, interfere with, or take away any business of any person, firm, or corporation which has been an employee, loan broker, loan representative, loan source, or customer of Company or Affiliates prior to the date hereof or at any time during Executive's employment.

            (iii) Interfere with the employment, contractual or business relationships of Company or Affiliates which currently exist, or which shall have been developed at any time during Executive's employment, by and between Company or Affiliates and any other person, firm or corporation, including, but not limited to, loan brokers, loan representatives and other loan sources.

            (iv) In any city, village, town or the like in which the Company or Affiliates conducts business on the date of termination hereof, or at any time two years prior to such date, and within a five-mile radius from the center thereof, act in any manner or capacity, as principal, agent, partner, officer, director, employee, member or any business entity, consultant, adviser or investor in or for any business entity or enterprise which, at the date hereof, is engaged in, becomes engaged in during the term hereof, or which, during the Non-Competition Term, commences to engage in, the making, origination, underwriting and/or placement of commercial loans, including, but not limited to, 7(a) loans and B & I Loans. Notwithstanding anything to the contrary contained herein, this subparagraph (4) shall apply during the term of this Agreement and for eighteen months after termination of this Agreement. This subparagraph shall not apply if Executive's employment is terminated without Cause.

            (v) Executive has carefully reviewed the above restrictions on her future business activities and represents to Company that they will not unreasonably interfere with her future ability to be gainfully employed. However, if the scope of any restriction contained herein is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceedings brought to enforce such restrictions.

      (e) Executive's Work Product.

            All of the results and proceeds of Executive's services under this Agreement, including, without limitation, any and all programs, written procedures, trade names, trademarks, service marks, inventions, improvements, technical information, software, suggestions and the like, relating to Company's and its affiliates' business, which Executive, during the term of this Agreement creates, develops or acquires (whether or not during usual business hours and whether alone or in collaboration with others), together with all patent applications, letters patent, trademarks, copyrights, and reissues and renewals thereof, that during the term are filed or granted for or upon any such invention, improvement, trade name, trademark, service mark, materials or technical information, shall at any time be and remain the sole and exclusive property of Company. To the extent necessary to comply with the above, Executive further agrees that she will promptly transfer, grant and assign to Company, or to a corporation designated by Company, for its sole use and benefit, all ownership rights with respect to the foregoing.

      (f) Termination of Employment.

            (i) Default. The Executive may be terminated for "Cause" by the Company. "Cause" shall mean (a) the failure or refusal by the Executive substantially to perform her duties hereunder (other than any such failure due to physical or mental illness) after a demand for substantial performance is delivered to the Executive by Financial's Board of Directors or the Company's Board of Directors, which notice identifies the manner in which the Board believes that the Executive has not substantially performed her duties, (b) the Executive's conviction, or entering a plea of nolo contendere to, a crime that constitutes a felony, (c) the Executive's intentional breach of her covenant not to disclose Confidential Information, or (d) Executive commits an act of Fraud, misrepresentation, dishonesty or misappropriation of Company assets or any act that would jeopardize the Company's or Affiliates' ability to continue to participate in the SBA 7a, B& I or other government sponsored lending programs.

            (ii) Disability. The Executive may be terminated for "disability" by the Company. "Disability" shall mean a physical or mental disability that prevents the substantial performance by the Executive of her duties hereunder lasting for a continuous period of four (4) months or longer. The reasoned and good faith judgment of the company's Board of Directors as to the Executive's disability shall be final and shall be based upon such competent medical evidence as shall be presented to the Company's Board of Directors by the Executive or by any physician or group of physicians or other competent medical experts on behalf of the executive and on behalf of the Company.

                  Prior to termination, Company shall be entitled to deduct from all payments to be made to Executive during any disability period an amount equal to all disability payments received by Executive (but only with respect to that portion of the disability period occurring during the Term and then only to the extent of the salary due to Executive during the period of her disability) from Worker's Compensation, Social Security and disability insurance policies maintained by Company by or on behalf of Executive.

            (iii) Death. In the event of Executive's death at any time during the term hereof, this Agreement shall terminate, in which event Company shall thereupon be released and discharged of and form all further obligations hereunder.

            (iv) Executive's Right to Terminate. Executive may terminate this Agreement in the event that Robert F. Tannenhauser is no longer affiliated with the Company. Mr. Tannenhauser shall be deemed to be affiliated with the Company as long as he serves as an Officer or Director of the Company or Financial. A termination under this provision shall not be deemed a termination for Cause.

            (v) Notice of Termination. Any termination by the Company and/or Financial pursuant to this paragraph or by the Executive pursuant to this paragraph shall be communicated by a written "Notice of Termination" addressed to the other parties to this Agreement. A "Notice of Termination" shall mean a notice stating that the Executive's employment hereunder has been or will be terminated, indicating the specific termination provisions in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of employment. Subject to the cure rights provided for herein, the termination of the Executive's employment shall be effective as of the date specified in the Notice of Termination; provided, however, no such termination shall be effective prior to the date the Notice of Termination was received.

      (g) Consequences of Termination.

            In the event that the Executive's active employment with the Company is terminated for any reason, other than Cause (i.e. disability), the Company shall pay to the Executive as termination compensation an amount equal to six months compensation determined as of the Termination Date. Such payment shall be in addition to any compensation due and payable to the Executive as an active employee of the Company pursuant to paragraph (b) of this Agreement, through and including the Termination Date. The payment shall be made in cash in six (6) monthly installments.

      (h) Injunctive Relief.

            It is mutually understood and agreed that Executive's services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and therefore in the event of any breach by Executive, Company and/or Affiliates shall be entitled to equitable relief by way of injunction or otherwise without the necessity of posting of a bond or other security, or the necessity of proving actual damages. This provision shall not, however, be construed as a waiver of any of the rights which Company may have for damages under this Agreement or otherwise.

      (i) Life Insurance

            Executive will permit the Company to purchase "key man" or similar insurance coverage on this life for the exclusive benefit of the Company, in amounts that it determines, and Executive will cooperate with the Company and the insurance carrier in obtaining such insurance.

      (j) Miscellaneous.

            (i) Assignment. This Agreement shall not be assignable by either party, except Company shall be entitled to assign this Agreement to, and it shall thereafter be binding upon any entity with which company may merge or consolidate, or into which company may liquidate, or to which substantially all of the assets of Company are transferred, provided that such successor assumes all of the Company's obligations hereunder. The Company may also assign this Agreement to any of its Affiliates.


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

            (ii) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements and understandings.

            (iii) Partial Invalidity. Nothing herein contained shall be construed to require the commission of any act contrary to law. Where there is a conflict between a provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event, the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

            (iv) Representations. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not set forth herein. Executive warrants that she is free to enter into this Agreement and to render her services pursuant hereto.

            (v) Benefit. The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and assigns.

            (vi) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly with New York.

            (vii) Modification. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall not affect the party's right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

            (viii) Section headings. The section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

            (ix) Notices. All notices, requests, demands and other communications required, or as may be given, under the Agreement shall be in writing and shall be deemed to have been duly received three (3) days thereafter if delivered, or mailed, certified mail, return receipt requested, first class, postage prepaid, if to Executive to Jennifer Napier 50 West 72nd Street, New York, N.Y.; and to Company BLC c/o Business Loan Center, Inc., 645 Madison Avenue, New York, New York, Attention: Robert F. Tannenhauser; or to such other address as Executive or Financial may designate in writing.

            IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the


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

date first herein above written.

                                      COMPANY

                                      Business Loan Center, Inc.

                                      By: /s/ Robert Tannenhauser
                                         -------------------------------------
                                            Robert Tannenhauser, President


                                      BLC Financial Services, Inc.

                                      By: /s/ Robert Tannenhauser
                                         -------------------------------------
                                            Robert Tannenhauser, President


                                      EXECUTIVE:

                                      /s/ Jennifer Napier
                                      ----------------------------------------
                                      Jennifer Napier


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